EXHIBIT 99.1

News
For Immediate Release

4 Landmark Square Suite 400
Stamford, CT 06901

	Telephone:	(203) 975-7110
	Fax:	(203) 975-7902

Contact:
Robert B. Lewis
(203) 406-3160

SILGAN APPROVES TWO-FOR-ONE STOCK SPLIT
AND DECLARES QUARTERLY DIVIDEND

STAMFORD, CT, May 4, 2017 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for consumer goods products, announced today that its Board of Directors declared a two-for-one stock split of its issued Common Stock, to be effected in the form of a stock dividend.  Stockholders of record at the close of business on May 15, 2017 will be issued one additional share of Common Stock of the Company for each share of Common Stock of the Company held by such stockholders on that date.  Such additional shares of Common Stock of the Company will be distributed on May 26, 2017.  Silgan also announced today that its Board of Directors declared a quarterly cash dividend on its Common Stock.  The Board of Directors approved a post-split quarterly cash dividend of $0.09 per share payable on June 15, 2017 to the holders of record of Common Stock of the Company on June 1, 2017.

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Silgan is a leading supplier of rigid packaging for consumer goods products with annual net sales of approximately $3.6 billion in 2016.  Silgan operates 100 manufacturing facilities in North and South America, Europe and Asia.  The Company is a leading supplier of metal containers in North America and Europe for food and general line products. The Company is also a leading worldwide supplier of metal and plastic closures and dispensing systems for food, beverage, health care, garden, home and beauty products.  In addition, the Company is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.

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